Exhibit 99.2

Y-mAbs Employee Email

Sender: Mike Rossi

Subject: Important Update on the Next Step in Our Y-mAbs Journey

Send Date: August 5, 2025

Distribution: All Employees

Y-mAbs Team,

Since day one, our mission at Y-mAbs Therapeutics has been clear: bring important new therapies to patients as quickly as possible. Through DANYELZA®, our company has brought one of the most important innovations in pediatric neuroblastoma to market, helping to improve the lives of countless patients and giving the gifts of childhood and invaluable quality time back to them and their families. At the same time, we have also made progress advancing our Radiopharmaceuticals businesses. Our focus on helping extend and improve patients’ lives through innovative therapeutic solutions for life’s most threatening diseases has not changed.

Today, we are announcing a transaction that reflects the hard work of our current and past employees who have built a strong foundation as a commercial organization with a differentiated, FDA-approved anti-GD2 therapy.

Specifically, we have entered into an agreement under which SERB Pharmaceuticals has agreed to acquire Y-mAbs for $8.60 per share in an all-cash transaction with an equity value of $412 million. You can view the full press release that we just issued here.

SERB is a global specialty pharmaceutical company with a portfolio of critical medicines that treat complex and life-threatening conditions. By combining our expertise and resources with their specialty commercial capabilities, we can extend our shared commitment of improving the lives of even more patients and families on a global scale.

This transaction is the result of the Board of Directors’ review of strategic alternatives to maximize value for Y-mAbs stockholders, with the assistance of external advisors. We are now moving forward with this agreement, which we believe reflects the most attractive option available to Y-mAbs and provides significant, immediate and certain value to our stockholders. At the same time, we believe that the transaction will deliver benefits for even more patients and their families.

Next Steps: Business as Usual

While we are announcing this transaction today, it is only day one. We expect the transaction to close by the fourth quarter of 2025, subject to the satisfaction of the conditions in the merger agreement, completion of the cash tender offer by SERB for our shares and certain other closing conditions.

Between now and then, we remain an independent, publicly traded company, and it is business as usual for all of us. Patients are still counting on your important work, so we ask that you stay focused on your daily responsibilities.

We will be working with the SERB team to determine how we will bring our companies together. Many of the forward-looking decisions around the business will be made following the closing of this transaction. We will provide updates as we move forward and have news to share.

Please join me for an All-Employee Town Hall at 10:00 AM ET today – an invitation will be sent to all employees shortly. In the meantime, we have attached a “Frequently Asked Questions” document to help address questions you may have. You may also reach out to your manager or me directly at any time if you have further questions.

Finally, as a reminder, announcements like these are likely to draw increased media attention and may lead to inquiries from outside parties. As always, it is important that we speak with one voice. If you are contacted regarding today’s news, please do not respond and simply forward all inquiries to our Head of IR, Courtney Dugan, cdu@ymabs.com.

On behalf of the Board and management team, thank you for everything you’ve done – and continue to do – to support our company and the patients and customers we serve. We are connected by one set of shared values and our commitment to serving our patients.

Sincerely,

Mike

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Y-mAbs and Serb, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of August 4, 2025 by and among Y-mAbs, Serb, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, and other statements that are not historical facts. The forward-looking statements contained in this email are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Y-mAbs’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Y-mAbs and Serb will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Y-mAbs’s common stock and/or Y-mAbs’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Serb’s ability to fund the proposed transaction; obtaining and maintaining adequate coverage and reimbursement for products; the time-consuming and uncertain regulatory approval process; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of the parties’ cash flows and capital resources; the parties’ ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Y-mAbs and Serb, including those described from time to time under the caption “Risk Factors” and elsewhere in Y-mAbs’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Y-mAbs’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Serb and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Y-mAbs. Any forward-looking statements are made based on the current beliefs and judgments of Y-mAbs’s and Serb’s management, and the reader is cautioned not to rely on any forward-looking statements made by Y-mAbs or Serb. Except as required by law, Y-mAbs and Serb do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for the Y-mAbs outstanding common stock referred to in this email has not yet commenced. The description contained in this email is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Serb will file with the SEC. The solicitation and offer to purchase Y-mAbs’s common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Serb will file a tender offer statement on Schedule TO and thereafter Y-mAbs will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF Y-mAbs SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Serb and Y-mAbs will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by Y-mAbs will be available free of charge on Y-mAbs’s investor relations website at https://ir.ymabs.com/ or by contacting Y-mAbs’s investor relations contact at cdu@ymabs.com.

In addition, Y-mAbs files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on the Company’s investor relations website at https://ir.ymabs.com/ and at the SEC’s website at www.sec.gov.